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                                                                   Exhibit 10.94

                           Wilshire Enterprises, Inc.
                                921 Bergen Avenue
                              Jersey City, NJ 07306


March 29, 2004

Ms. Sherry Wilzig Izak

Livingston, NJ

Dear Sherry:

As you know, your contributions over the years to Wilshire Enterprises, Inc. have contributed to Wilshire's success and are greatly appreciated. Accordingly, the Compensation Committee of the Board of Directors has approved a special severance bonus that will be paid to you if and when you leave the employ of Wilshire. Receipt of the special bonus will be subject only to your execution of a General Release, which will be provided at the time of separation. This special bonus or severance will be paid to you in appreciation of your past services and your loyalty to Wilshire.

Accordingly, upon termination of your employment with Wilshire for whatever reason or under any circumstances, whether initiated by Wilshire or by you, and whether with or without cause, including but not limited to death or disability, you (or your heirs) will receive a special bonus equal to $200,000, less customary deductions or withholdings, payable on the date of termination of employment; provided however that you shall not receive the special bonus if you are terminated by Wilshire for "Cause". For purposes of this letter agreement, "Cause" for termination shall exist only upon (i) the commission by you of any material act of dishonesty with respect to the Company which would, in the reasonable judgment of the Board of Directors, have a material adverse effect upon the Company, (ii) the commission by you of any act of moral turpitude or your conviction of any felony or (iii) any violation of law (excluding misdemeanors) the effect of which would, in the reasonable judgment of the Board of Directors, have a material adverse effect upon the Company. If for any reason you are required to litigate in order to collect this bonus, you will also be entitled to recover your attorneys fees and other collection costs.

In consideration, you agree that all prior employment and severance agreements with the Company are terminated as of the date hereof.

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On behalf of the Board of Directors and myself, thank you for your continued
loyalty, dedication and commitment to Wilshire's success.

Sincerely,                                           AGREED:


By: /s/ Philip G. Kupperman                       By: /s/Sherry Wilzig Izak
   -----------------------------                     ---------------------------
    Philip G. Kupperman                               Sherry Wilzig Izak
    President                                         Chairman and CEO